SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential,  for  Use  of  the  Commission  Only  (as  permitted  by  Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


VIASOFT, Inc.
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                (Name of Registrant as Specified In Its Charter)

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                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as  provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid:
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
                                 [VIASOFT LOGO]
                 Managing the Business of Information Technology


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


NOTICE IS HEREBY GIVEN that the 1996 Annual Meeting of Stockholders of VIASOFT, Inc. (the "Company") will be held at the Arizona Biltmore, 24th Street and Missouri, Phoenix, Arizona on Friday, November 15, 1996 at 10:00 a.m. for the following purposes:

1. To elect eight directors, each to serve until the next Annual Meeting of Stockholders and until his successor has been elected and qualified;

2. To approve an amendment to the VIASOFT, Inc. Employee Stock Purchase Plan, providing for an additional 400,000 shares for issuance under the Plan;

3. To ratify the selection of Arthur Andersen LLP as independent auditors of the Company for its fiscal year ending June 30, 1997;

4.       Such other business as may properly come before the Annual Meeting.

         Only stockholders of record at the close of business on September 20, 1996 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. The Company shall make available an alphabetical list of stockholders entitled to vote at the Annual Meeting for examination by any stockholder. The stockholder list will be available for inspection at the Company's principal office from November 4, 1996 until the Annual Meeting, and at the Annual Meeting on November 15, 1996.

         A copy of the Company's Annual Report to Stockholders for the fiscal year ended June 30, 1996 accompanies this Notice.

                                             By Order of the Board of Directors


                                             Catherine R. Hardwick
                                             General Counsel and Secretary

Phoenix, Arizona
October 11, 1996

              WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE
         COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY
            IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES
                       MAY BE REPRESENTED AT THE MEETING.

                                  VIASOFT, Inc.
                             3033 North 44th Street
                             Phoenix, Arizona 85018

                        -------------------------------

                                 PROXY STATEMENT

                        -------------------------------

                   For the 1996 Annual Meeting of Stockholders
                                November 15, 1996

         This Proxy Statement is being first mailed on or about October 11, 1996 to stockholders of VIASOFT, Inc. (the "Company" or "VIASOFT") by the Board of Directors (the "Board") to solicit proxies for use at the 1996 Annual Meeting of Stockholders (the "Meeting") to be held at the Arizona Biltmore, 24th Street and Missouri, Phoenix, Arizona on Friday, November 15, 1996, at 10:00 a.m., local time, or at such other time and place to which the Meeting may be adjourned.

         The only items of business which management currently intends to present at the Meeting are listed in the preceding Notice of Annual Meeting of Stockholders and are explained in more detail on the following pages.

Record Date and Voting Securities

         The record date for determining the stockholders entitled to notice of and to vote at the Meeting was the close of business on September 20, 1996 (the "Record Date"), at which time the Company had issued and outstanding 16,793,124 shares of Common Stock, $0.001 par value ("Common Stock"). The Common Stock constitutes the only class of outstanding voting shares of the Company.

Quorum, Proxies and Counting Votes

         The presence at the Meeting, in person or by proxy, of the holders of a majority of the outstanding Common Stock entitled to vote is necessary to constitute a quorum. Each stockholder of record on the Record Date is entitled to one vote on each proposal or item that comes before the Meeting for each share then held. Shares represented by proxies pursuant to which votes have been withheld from any nominee for director, or which contain one or more abstentions, are counted as present or represented for purposes of determining the presence or absence of a quorum for the Meeting.

         An inspector of elections appointed by the Board shall determine the shares represented at the Meeting and the validity of proxies and shall count all votes. The vote on each matter submitted to stockholders is tabulated separately. If a stockholder marks "Abstain" with respect to any proposal on his proxy, his shares will be counted in the number of votes cast, but will not be counted as a vote for or against the proposal. A "broker non-vote" occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, with respect to such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner. In the event of a broker non-vote, those shares will be counted as present for purposes of determining the presence or absence of a quorum. However, those shares will not be considered present and entitled to vote with respect to the matter for which the broker does not have discretionary authority.

         All shares represented by valid proxies will be voted in accordance with the directions specified on each proxy. Any proxy on which no direction is specified will be voted FOR Proposals 1, 2 and 3. By returning the proxy, a stockholder also authorizes management to vote his shares in accordance with management's best judgment in response to other proposals that properly come before the Meeting.

Revocation of Proxies

         A stockholder may revoke his signed proxy at any time before it is exercised at the Meeting. A stockholder may do this by advising the transfer agent in writing of his desire to revoke his proxy, by submitting a duly executed proxy dated subsequent to the original proxy, or by attending the Meeting and voting in person. Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Meeting, the stockholder must bring to the Meeting a letter from the broker, bank or other nominee confirming that stockholder's beneficial ownership of the shares. Written notification to the transfer agent, Harris Trust and Savings Bank, must be delivered to Shareholder Services, 311 West Monroe Street, 11th Floor, Chicago, IL 60606.

Soliciting Proxies

         The expenses of soliciting proxies to be voted at the Meeting, including the cost of preparing, printing, and mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement and the accompanying proxy card, will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, the Company and/or its agents may also solicit proxies by mail, telephone, facsimile, telegraph or in person. The Company has also retained Corporate Investor Communications, Inc., 111 Commerce Road, Carlstadt, NJ 07072, to assist in the solicitation of proxies, for an approximate cost of $2,250, plus reasonable expenses. Brokers and other persons holding stock in their names, or in the names of nominees, will be requested to forward proxy material to the beneficial owners of the stock and to obtain proxies, and the Company will defray reasonable expenses incurred in forwarding such material.

                                 Proposal No. 1

                              ELECTION OF DIRECTORS

         Each of the persons named below has been nominated for election as a director of the Company until the 1997 Annual Meeting of Stockholders or until his successor has been duly elected and qualified. Each of the nominees listed below was elected by the stockholders at the last annual meeting and is currently a director. All of the nominees have agreed to serve if elected. The Board knows of no reason why any such nominee should be unable to serve, but if such should be the case, the shares represented by duly executed proxies received by the Company will be voted for the election of a substitute nominee selected by the Board.

         Directors are elected by a plurality of the shares present, in person or by proxy, and entitled to vote at the Meeting, provided that a quorum is present. Votes may be cast FOR the nominees or WITHHELD. In addition, a stockholder may indicate that he or she is voting FOR the nominees except for nominees specified in writing on the proxy card. The eight nominees who receive the greatest number of votes cast FOR the election of such nominees shall be elected as Directors. As a result, any vote other than a vote FOR the nominee will have the practical effect of voting AGAINST the nominee.

                                    Nominees

         The names of the nominees and certain information about them, as of August 30, 1996, are set forth below:

                                                                                                      Director
Name of Nominee                    Age    Position                                                      Since
---------------                    ---    --------                                                      -----
A. LeRoy Ellison                   59     Chairman of the Board and Director                            1984
Steven D. Whiteman                 45     Chief Executive Officer, President and Director               1994
Michael A. Wolf                    44     Executive Vice President, Chief Technology Officer            1994
                                          and Director
John J. Barry III(1)               56     Director                                                      1991
Robert C. Kagle(1)(2)              40     Director                                                      1986
Alexander S. Kuli                  51     Director                                                      1994
J. David Parrish                   54     Director                                                      1994
Arthur C. Patterson(1)(2)          52     Director                                                      1984

------------

  (1)   Member of Compensation Committee
  (2)   Member of Audit and Finance Committee


         A. LeRoy Ellison has served as a director of the Company since March 1984 and has been Chairman of the Board since June 1984. Mr. Ellison served as President for the period October 1990 to May 1993 and Chief Executive Officer of the Company for the period October 1990 to January 1994. Mr. Ellison is also a director of Syntellect, Inc., an interactive voice response systems company, and several privately held companies.

         Steven D. Whiteman has served as President of the Company since May 1993 and Chief Executive Officer and a director since January 1994. Prior to holding these offices, Mr. Whiteman served as Vice President of Sales and Marketing of the Company from December 1990.

         Michael A. Wolf has served as Chief Technology Officer of the Company since October 1993, Executive Vice President since May 1993 and a director since January 1994. Mr. Wolf served as Vice President of Development of the Company from November 1984 to May 1993, and Secretary from March 1986 to April 1994.

         John J. Barry III has served as a director of the Company since August 1991. Mr. Barry is the Chairman, President and Chief Executive Officer of Petroleum Information Corporation, an energy industry information solutions company, in Houston, Texas, a position held since May 1991. Mr. Barry serves on the boards of directors of several privately held companies.

         Robert C. Kagle has served as a director of the Company since April 1986. Mr. Kagle is a general partner of Benchmark Capital, a venture capital firm. In addition, he has been a general partner of various TVI Management partnerships which are general partners of Technology Venture Investors partnerships, private venture capital investment funds, since 1986. Mr. Kagle also serves on the board of directors of Avant! Corporation, as well as the boards of several other privately held technology companies.

         Alexander S. Kuli has served as a director of the Company since January 1994. Mr. Kuli is currently Vice President, Worldwide Sales for Tivoli Systems, Inc., a vendor of distributed software products, a position held since January 1993. Prior to joining Tivoli, Mr. Kuli served as Vice President, Worldwide
Sales for Candle Corporation, a vendor of mainframe systems performance management software, from October 1985 through December 1992.

         J. David Parrish has served as a director of the Company since January 1994. Mr. Parrish is currently the Senior Vice President, North America Region for Walker Interactive Systems, Inc., a financial application software company, a position held since November 1989.

         Arthur C. Patterson has served as a director of the Company since September 1984. He served as President of the Company from October 1984 to June 1985. Mr. Patterson is a founder and Managing Partner of Accel Partners, a venture capital firm. Mr. Patterson also serves on the board of directors of G.T. Global Group of Investment Companies, PageMart Wireless, Inc. AXENT Technologies, Inc., and Unify Corporation, as well as several other privately held technology companies.

                   Board of Directors Meetings and Committees

Board Committees

         The Board is responsible for the overall affairs of the Company. To assist it in carrying out this responsibility, the Board has delegated certain authority to designated committees, the current membership and duties of which are as follows:

                  Audit & Finance Committee           Compensation Committee
                  -------------------------           ----------------------

                  Arthur C. Patterson, Chair          John J. Barry III, Chair
                  Robert C. Kagle                     Robert C. Kagle
                                                      Arthur C. Patterson

         Audit and Finance Committee. The Audit and Finance Committee of the Board reviews the internal accounting procedures of the Company and consults with and reviews the services provided by the Company's independent public accountants. This Committee met twice during the last fiscal year.

         Compensation Committee. The Compensation Committee of the Board reviews and recommends to the Board the compensation and benefits of all executive officers of the Company and reviews general policy relating to compensation and benefits of employees of the Company. The Compensation Committee also administers the issuance of stock options and other awards under the Company's stock plans. The Compensation Committee met once during the last fiscal year.

         Nominations. The Company does not have a standing nominating committee. The function of nominating directors is carried out by the entire Board. Pursuant to the Company's Bylaws, a stockholder may nominate persons for election as director, provided that the stockholder (a) is a stockholder of record at the time of the nomination and is entitled to vote at the meeting of stockholders to which the nomination relates, and (b) complies with the notice procedures of Article III of the Bylaws. That section provides that the nominating stockholders must deliver written notice of the nomination to the Company's Secretary not earlier than the 90th day nor later than the 60th day prior to the first anniversary of the preceding year's annual meeting. The required notice must contain certain information, including information about the nominee, as prescribed in the Bylaws. The deadline for a stockholder to deliver notice of a nomination for the election of directors at the 1996 Annual Meeting of Stockholders was September 16, 1996. No nominations were received from any stockholder for the Meeting.

Board Meetings

         The Board met six times during the fiscal year ended June 30, 1996. All directors attended more than 75% of the aggregate of the total number of meetings of the Board except Directors Kuli and Parrish.

                              Director Compensation

         In accordance with the Company's policy, non-employee directors receive a $500.00 fee for each Board and Committee meeting attended plus reasonable, out-of-pocket expenses incurred in attending such meetings. Directors who are employees of the Company do not receive additional compensation for serving as a director or committee member. In addition, at each annual meeting of stockholders of the Company beginning with the Company's 1996 annual meeting, each non-employee director who is re-elected to the Board shall be automatically granted an option to purchase 10,000 shares of Common Stock under the terms and conditions of the Company's Outside Director Stock Option Plan (the "Director Plan"). The exercise price for such options shall be the closing price of Common Stock on that date. Each person who in the future is elected for the first time to be a non-employee director of the Company shall be automatically granted an option to purchase 20,000 shares of Common Stock, at the closing price of the Common Stock on the grant date, under the terms and conditions of the Director Plan.














                  THE BOARD RECOMMENDS A VOTE FOR THE ELECTION
                       OF EACH OF THE NOMINATED DIRECTORS

                                 Proposal No. 2

                APPROVAL OF INCREASE IN NUMBER OF SHARES FOR THE
                   VIASOFT, INC. EMPLOYEE STOCK PURCHASE PLAN


          On September 25, 1996, the Board adopted, subject to stockholder approval, an amendment to the Company's Employee Stock Purchase Plan (the "Purchase Plan") to increase the number of shares of Common Stock available for issuance under the Purchase Plan by 400,000 shares. The Purchase Plan was adopted by the Board in August 1994 and approved by the stockholders in November 1994 as a qualified employee stock purchase plan under Section 423 of the Code. Currently, the total number of shares reserved for issuance under the Purchase Plan is 400,000. To date, 214,722 shares of Common Stock have been issued under the Purchase Plan and the Company estimates that up to an additional 140,000 shares will be issued on the next purchase date, October 31, 1996, for a total of approximately 354,722 shares issued under the Purchase Plan. With stockholder approval of the amendment adopted by the Board, the total number of shares of Common Stock available for issuance under the Purchase Plan (including shares previously issued) will increase from 400,000 to 800,000 shares. The additional shares of Common Stock will be made available either from the authorized but unissued shares of the Company's Common Stock or from shares of Common Stock reacquired by the Company, including shares repurchased on the open market.

         Approval of the amendment to the Purchase Plan requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Meeting, provided that a quorum is present. Votes may be cast FOR or AGAINST the proposal, and stockholders may also ABSTAIN from voting on the proposal. Abstentions on the proposal will be counted toward a quorum and will have the same effect as a vote AGAINST the proposal. Broker "non-votes" are counted toward a quorum, but are not considered present with respect to this proposal and have the practical effect of reducing the number of affirmative votes required to achieve a majority for the proposal by reducing the total number of shares from which the majority is calculated.

         The essential features of the Purchase Plan, none of which are affected by the proposed amendment, are summarized below:

Purpose

         The Purchase Plan is designed to allow eligible employees to purchase shares of Common Stock, at semi-annual intervals, through periodic payroll deductions.

Administration

         The Purchase Plan became effective February 28, 1995. The Compensation Committee of the Board is responsible for plan administration.

Eligible Employees

         Each full-time employee who is customarily employed by the Company or any participating subsidiary for more than five months per calendar year and more than 20 hours per week is eligible to participate in the Purchase Plan. As of June 30, 1996, approximately 198 of the 216 eligible employees of the Company were enrolled in the Purchase Plan, at varying payroll deduction amounts and percentages of salary.

Option Terms

         Offering Periods
         ----------------

         The Purchase Plan is implemented in a series of successive offering periods, each with a duration of up to twenty-seven (27) months. However, the initial offering period will end on the last business day in April 1997. An individual who is an eligible employee on the first day of a particular offering period must join that offering period on the starting date; otherwise, he or she will not be eligible to join that offering period at a later date. Individuals who first become eligible employees after the start of a particular offering period may join that offering period on the first semi-annual entry date thereafter (November 1 or May 1). At the time the participant joins the offering period, he or she will be granted a purchase right to acquire shares of Common Stock at semi-annual intervals over the remainder of that offering period. The purchase dates will occur on the last business day in April and October each year, and all payroll deductions collected from the participant for the semi-annual period of participation ending with such purchase date will automatically be applied to the purchase of Common Stock.

         Purchase Price
         --------------

         The purchase price per share under the Purchase Plan will be eighty-five percent (85%) of the lower of (i) the fair market value of the Common Stock on the participant's entry date into the offering period or (ii) the fair market value on the semi-annual purchase date. For any participant who first joins the offering period after the start date, the clause (i) amount will not be less than the fair market value of the Common Stock on such start date. The fair market value on the first entry date under the Purchase Plan, as adjusted for the Company's 1996 two-for-one stock split in the form of a stock dividend, was $4.00. The fair market value on any subsequent date will be the closing selling price of the Common Stock on the date in question, as quoted on The Nasdaq Stock Market (or principal stock exchange if then so traded).

         Purchase Limitations
         --------------------

         The purchase price is to be paid through periodic payroll deductions not to exceed 10% of the participant's total compensation (as defined in the Purchase Plan) during each semi-annual period of participation within the offering period, but in no event more than $7,500 per semi-annual period. However, no participant may purchase more than 2,000 shares on any semi-annual purchase date nor more than $25,000 worth of Common Stock (based on the fair market value of the Common Stock on his or her entry date into the offering period) in any one calendar year. In addition, not more than 200,000 shares in the aggregate may be purchased by all participants on any one semi-annual purchase date.

         Restrictions on Transfer
         ------------------------

         Options received under the Purchase Plan, as well as payroll deductions credited to a participant's account, may not be sold, assigned or otherwise transferred, other than by will or the laws of descent and distribution and other limited statutory rights. Any attempted transfer shall be without effect, except that the Company may treat such an act as an election to terminate participation in an offering period.

Duration, Termination of the Purchase Plan

         The Company shall have the right, exercisable in the sole discretion of the Committee, to terminate all outstanding purchase rights under the Purchase Plan immediately following the close of any semi-annual period. If the Company elects to exercise this right, the plan shall terminate in its entirety. If not terminated sooner, the Purchase Plan shall terminate upon the earlier of: (a) December 31, 2003 or (b) the date on which all shares available for issuance under the Purchase Plan shall have been issued.

Federal Income Tax Information

         Options and shares purchased by participants under the Employee Stock Purchase Plan are subject to certain federal income tax consequences pursuant to
Section 423 of the Code. No taxable income is recognized by a participant upon the grant of a right to purchase, or upon the purchase of shares, under the Purchase Plan. The amount of a participant's payroll contributions under the Purchase Plan, however, remains taxable as ordinary income to the participant at the time of the payroll deduction. Additionally, there are no federal tax consequences to the Company upon the grant of a right to purchase to a participant, or upon a participant's purchase of shares, under the Purchase Plan.

         If the shares of Common Stock are sold or disposed of at least two years after the first day of a subscription period with respect to which the participant purchases the shares and at least one year after the date of purchase, then the participant will recognize ordinary income equal to the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares, or (b) the excess of the fair market value of the shares on the date of grant of purchase rights over the purchase price. Any further gain upon such disposition will be taxed as a long-term capital gain at the income tax rate then in effect. If the shares are sold and the sale price is less than the purchase price, then there is no ordinary income, and the participant will have a long-term capital loss equal to the difference between the sale price and the purchase price. The ability of a participant to utilize such a capital loss will depend upon the participant's other tax attributes and other statutory limitations.

         If a participant sells or otherwise transfers shares less than two years after the first day of a subscription period with respect to which he or she purchases the shares or within one year after the date of purchase (a
"disqualifying disposition"), then at that time the participant will realize ordinary income in an amount equal to the fair market value of the shares on the date of purchase minus the purchase price of the shares. This excess will constitute ordinary income for the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of shares is made. The balance of the gain will be taxed as a capital gain at the rate then in effect. If the shares of Common Stock are sold for less than their fair market value on the date of purchase, then the same amount or ordinary income will be attributed to the participant and a capital loss will be recognized equal to the difference between the sale price and the fair market value of the shares on the date of purchase. The ability of a participant to utilize such a capital loss will depend upon the participant's other tax attributes and other statutory limitations.

         In the event of a disqualifying disposition, the Company will recognize a tax deduction in an amount equal to the fair market value of the shares on the date of sale minus the participant's purchase price. If a participant does not make a disqualifying disposition, then the Company will have no federal tax consequences.

Amendment

         The Board of Directors may alter, amend, suspend or discontinue the plan following the close of any semi-annual period. However, the Board may not, without the approval of the Company's stockholders, materially increase the number of shares issuable under the plan or the maximum number of shares which may be purchased per participant or in the aggregate during any one semi-annual period, except that the Committee shall have the authority, exercisable without such stockholder approval, to effect adjustment to the extent necessary to reflect changes in the Company's capital structure. In addition, the Board may not alter the exercise price formula so as to reduce the exercise price payable for the shares usable under the plan, or materially increase the benefits accruing to participants under the plan or materially modify the requirements for eligibility to participate in the plan, without approval of the Company's stockholders.

Market Price

         The market price of the Company's Common Stock as of August 30, 1996, was $29.75, based on the closing price as reported by The Nasdaq Stock Market, and as adjusted for the Company's two-for-one stock split.

         The following table sets forth shares acquired under the Purchase Plan during the fiscal year ended June 30, 1996 by (i) each Named Executive Officer (defined below); (ii) all current executive officers as a group; (iii) all current directors who are not executive officers as a group; and (iv) all employees, including all officers who are not executive officers, as a group. Purchases by no person represented more than 5% of all purchases under the Purchase Plan. Participation in the Purchase Plan is voluntary and is dependent on each eligible employee's election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases and pricing information under the Purchase Plan are not yet determinable.

New Plan Benefits
--------------------------------------------------------------------------------
                                              Employee
                                        Stock Purchase Plan
--------------------------------------------------------------------------------
          Name and Position                Purchase Price       Number of Shares
                                           (Per Share)(1)
--------------------------------------------------------------------------------

Steven D. Whiteman                              $3.40                  3,758
  President and Chief
  Executive Officer

Michael A. Wolf                                 $3.40                  4,000
  Executive Vice President and
  Chief Technology Officer

Kevin M. Hickey                                 $3.40                  3,912
  Senior Vice President, Sales
  and Marketing - Americas

Colin J. Reardon                               -------(2)             -------(2)
  Vice President, International
  Operations

Catherine R. Hardwick                           $3.40                  3,600
  General Counsel and Secretary

Executive Group (7 persons)                     $3.40                 15,270

Non-executive Director                         -------(3)             -------(3)
  Group (6 persons)

Non-executive Officer                       $3.40 - $5.79            199,452
  Employee Group


(1) The purchase price for each participant was eighty-five percent (85%) of the fair market value of the Common Stock on such participant's entry date.

(2)  Mr. Reardon was not eligible to participate in the Purchase Plan.

(3)  Non-employee  directors  are not  eligible to  participate  in the Purchase
     Plan.

                 THE BOARD RECOMMENDS A VOTE FOR PROPOSAL NO. 2

                                 Proposal No. 3

                      RATIFICATION OF INDEPENDENT AUDITORS


         The Board, upon the recommendation of its Audit and Finance Committee, has selected Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending June 30, 1997, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Meeting. Arthur Andersen LLP began auditing the Company's financial statements with the fiscal year ended June 30, 1984. Representatives of Arthur Andersen LLP are expected to be present at the Meeting, will have the opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions.

         Stockholder ratification of the selection of Arthur Andersen LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Arthur Andersen LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the election, the Audit and Finance Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit and Finance Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such an appointment would be in the best interests of the Company and its stockholders.

         Ratification of Arthur Andersen LLP as the Company's independent auditors for the current fiscal year requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Meeting, provided that a quorum is present. Votes may be cast FOR or AGAINST the proposal, and stockholders may also ABSTAIN from voting on the proposal. Abstentions on the proposal will be counted toward a quorum and will have the same effect as a vote AGAINST the proposal. Broker "non-votes" are counted toward a quorum, but are not considered present with respect to this proposal and have the practical effect of reducing the number of affirmative votes required to achieve a majority for the proposal by reducing the total number of shares from which the majority is calculated.










                 THE BOARD RECOMMENDS A VOTE FOR PROPOSAL NO. 3

                 Security Ownership of Certain Beneficial Owners
                                 and Management

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock, as of August 30, 1996, by (a) each stockholder who is known by the Company to own beneficially more than 5% of the Common Stock, (b) each Named Executive Officer (defined below) of the Company,
(c) each director of the Company, and (d) all directors and executive officers of the Company as a group. The shares as listed below are adjusted for the Company's two-for-one stock split in the form of a stock dividend to holders of record on August 30, 1996.

                                                     Amount and Nature
                                                       of Beneficial
       Name and Address of Beneficial Owner            Ownership(1)    Percent
-------------------------------------------------      ------------    -------
Putnam Investments, Inc. (2)                              2,216,000     13.2%
One Post Office Square
Boston, Massachusetts  02109

A. LeRoy Ellison (3)                                        612,564      3.6%

Arthur C. Patterson(4)                                      337,519      2.0%

Steven D. Whiteman (5)                                      320,509      1.9%

Michael A. Wolf (6)                                         264,865      1.6%

Robert C. Kagle(7)                                           78,357       *

John J. Barry III                                            56,412       *

J. David Parrish (8)                                         18,447       *

Colin J. Reardon (9)                                         18,336       *

Alexander S. Kuli (10)                                       17,779       *

Kevin M. Hickey (11)                                         10,162       *

Catherine R. Hardwick(12)                                     5,600       *

All Executive Officers and Directors as a Group (13)      1,740,550     10.3%
   (12 persons)

------------------------
* Represents beneficial ownership of less than 1%.

(1) Except as otherwise noted, and subject to community property laws where applicable, each of the stockholders named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by the stockholder. Applicable percentages are based on 16,793,124 shares of Common Stock outstanding as of August 30, 1996, adjusted as required by rules promulgated by the SEC.

(2) Represents (a) 2,058,800 held by Putnam Investment Management, Inc. ("PIM") and (b) 157,200 shares held by The Putnam Advisory Company, Inc. ("PAC"), each a registered investment adviser under the Investment Advisers Act of 1940. PIM and PAC are deemed to be beneficial owners of the shares held by their respective investment advisory clients. Putnam Investment, Inc. ("PI"), a wholly owned subsidiary of Marsh & McLennan Company, Inc. ("M&McL"), is the sole owner of PIM and PAC. PI and M&McL disclaim the power to vote or dispose of, or to direct the voting or disposition of, any of the securities owned by PIM and PAC.

(3) Represents shares held by the Allen LeRoy Ellison Family Trust, of which Mr. Ellison is trustee and a beneficiary.

(4) Represents (a) 64,952 shares held by Accel Capital L.P.; (b) 43,318 shares held by Accel Capital (International) L.P.; (c) 59,784 shares held by Ellmore C. Patterson Partners; (d) 396 shares held by Hamilton Assets Ltd., a Bermuda corporation of which Mr. Patterson owns one-half of the voting shares; and (e) 169,069 shares held by Mr. Patterson individually, including 7,500 shares held by Mr. Patterson's spouse and two minor children, and 17,779 shares that Mr. Patterson may acquire upon the exercise of options exercisable within 60 days of August 30, 1996. Accel Associates L.P. is the general partner of Accel Capital L.P. and has sole voting and investment power over the shares held by Accel Capital L.P. Accel Associates (International) L.P. is the general partner of Accel Capital (International) L.P. and has sole voting and investment power over the shares held by Accel Capital (International) L.P. The general partners of Accel Associates L.P. and Accel Associates (International) L.P. are James R. Swartz, Arthur C. Patterson and Paul
         H. Klingenstein. Mr. Patterson, a director of the Company, is the sole general partner of Ellmore C. Patterson Partners. Mr. Patterson, Mr. Klingenstein and Mr. Swartz disclaim beneficial ownership in the shares held by these entities except to the extent of their respective pecuniary interests therein arising from their general partnership interests in the entities.

(5) Includes 80,000 shares held by a trust for the benefit of Steven D. and Beverly C. Whiteman, of which Mr. Whiteman is trustee, and 48,751 shares that Mr. Whiteman may acquire upon the exercise of options exercisable within 60 days of August 30, 1996.

(6) Includes shares held by a trust of which Mr. Wolf is trustee and beneficiary, and 37,501 shares that Mr. Wolf may acquire upon the exercise of options exercisable within 60 days of August 30, 1996.

(7) Represents 60,578 shares held by Mr. Kagle in trust and 17,779 shares that Mr. Kagle may acquire individually upon the exercise of options exercisable within 60 days of August 30, 1996.

(8) Includes 17,779 shares that Mr. Parrish may acquire upon the exercise of options exercisable within 60 days of August 30, 1996.

(9) Represents 18,336 shares that Mr. Reardon may acquire upon the exercise of options exercisable within 60 days of August 30, 1996.

(10) Represents 17,779 shares that Mr. Kuli may acquire upon the exercise of options exercisable within 60 days of August 30, 1996.

(11) Includes 6,250 shares that Mr. Hickey may acquire upon the exercise of options exercisable within 60 days of August 30, 1996.

(12) Includes 2,000 shares that Ms. Hardwick may acquire upon the exercise of options exercisable within 60 days of August 30, 1996.

(13) Includes 183,954 shares that such executive officers and directors may acquire upon the exercise of options exercisable within 60 days of August 30, 1996.

                                   Management

Executive Officers

         The executive officers of the Company are elected to serve annual terms at the first Board meeting following the Meeting. Certain information concerning the Company's executive officers is set forth below:


             Name                    Age       Position
             ----                    ---       --------
Steven D. Whiteman                   45       Chief Executive Officer, President and Director
Michael A. Wolf                      44       Executive Vice President, Chief Technology Officer
                                              and Director
Mark R. Schonau                      40       Vice President,  Finance and  Administration;  Chief Financial
                                              Officer; Treasurer
Catherine R. Hardwick                37       General Counsel and Secretary
Kevin M. Hickey                      38       Senior Vice President, Americas Operations
Colin J. Reardon                     43       Vice President, International Operations
Jean-Luc G. Valente                  36       Vice President, Marketing

Executive Compensation

         The following table sets forth all compensation received for services rendered to the Company in all capacities during the fiscal years ended June 30, 1996, 1995 and 1994 by the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers, which ranking is based on salary and bonus earned during the fiscal year ended June 30, 1996 (together, the "Named Executive Officers").

                                                     Summary Compensation Table
                                                                                          Long Term
                                                          Annual Compensation       Compensation Awards(1)
                                                         -----------------------   ------------------------
                                                                                   Restricted    Securities        All
                                             Fiscal                                  Stock       Underlying       Other
   Name and Principal Position                Year        Salary         Bonus     Award(s)(2)    Options      Compensation
-------------------------------------------   ----        ------         -----     ----------     -------      ------------
Steven D. Whiteman                            1996       $186,000      $  81,500       ---           ---         $1,954(6)
   President and Chief Executive Officer      1995       $175,000      $  84,000       ---         130,000          ---
                                              1994       $160,000      $  96,725      $0(3)          ---            ---

Michael A. Wolf                               1996       $169,000      $  47,250       ---           ---         $1,468(6)
   Executive Vice President and Chief         1995       $160,000      $  63,350       ---         100,000          ---
   Technology Officer                         1994       $151,875      $  64,945      $0(4)          ---            ---

Kevin M. Hickey                               1996       $132,000      $ 151,003       ---           ---         $2,110(6)
   Senior Vice President, Sales and           1995       $120,000      $  97,681       ---         100,000          ---
     Marketing -- Americas                    1994       $110,016      $ 122,703       ---          30,000          ---

Colin J. Reardon                              1996       $148,530      $  80,872       ---           ---         $6,967(7)
   Vice President, International Operations   1995(5)    $133,211      $ 113,270       ---         146,668       $1,219(7)

Catherine R. Hardwick                         1996(8)    $104,000      $  14,875       ---          15,000       $1,563(6)
   General Counsel and Secretary

(1) All references to numbers of shares in this table and the corresponding footnotes have been adjusted to account for the Company's two-for-one stock split, in the form of a stock dividend to record holders on August 30, 1996.

(2) Prior to the Company's initial public offering in March 1995, the Common Stock of the Company had not been publicly traded. The Board, in connection with sales of restricted stock to officers and directors from time to time, determined the fair market value of the Common Stock as of the sale date. For the purpose of calculating the value of restricted stock acquisitions on the date of purchase, the Company has used the Boards' determination of fair market value made on the date of purchase. All restricted stock purchased by the Named Executive Officers is subject to the Company's option to repurchase such shares upon termination of employment and certain other events. The Company's repurchase option expires as to an equal portion of the restricted stock annually over periods from four to five years. Holders of restricted stock are entitled to receive any dividends declared on the Company's Common Stock.

 (3) Mr. Whiteman purchased 100,000 shares of restricted stock on January 18, 1994 and 66,668 shares of restricted stock on October 12, 1993 at the then current fair market value as determined by the Board. The purchase price for these shares was paid through cash payments and execution of full-recourse promissory notes. Mr. Whiteman's aggregate restricted stock holdings as of June 30, 1996 were 300,000 shares, valued (net of the purchase prices paid) at $9,603,749. Restricted stock is entitled to full voting and dividend rights.

 (4) Mr. Wolf purchased 40,000 shares of restricted stock on October 12, 1993 at the then current fair market value as determined by the Board. The purchase price of these shares was paid through a cash payment and execution of a full-recourse promissory note. Mr. Wolf's aggregate restricted stock holdings as of June 30, 1996, were 89,576 shares, valued (net of the purchase prices paid) at $2,870,140. Restricted stock is entitled to full voting and dividend rights.

(5) Mr. Reardon commenced his employment with the Company on August 1, 1994.

(6) Amounts represent Company matching contributions under the 401(k) Profit Sharing Plan and Trust.

(7) The Company provides a contribution to Mr. Reardon's private pension plan that matches his private contributions, up to a maximum of 5% of his base salary per year. The Company's matching contribution is paid directly to the pension company administering Mr. Reardon's account, on a monthly basis. The contribution obligation began on May 1, 1995.

(8) Ms. Hardwick was elected to the position of General Counsel and Secretary on January 24, 1996.


         Option Grants, Exercises And Fiscal Year-End Values

         The following table sets forth certain information regarding stock option grants to the Named Executive Officers during the fiscal year ended June 30, 1996. The number of shares and the exercise prices have been adjusted for the two-for-one stock split, in the form of a stock dividend to holders of record on August 30, 1996.

                                         Option Grants in Last Fiscal Year
                                                                                                 Potential Realizable
                                                                                                   Value at Assumed
                                                                                                   Annual Rates of
                                                                                                     Stock Price
                                                                                                   Appreciation for
                                                   Individual Grants                                 Option Term(4)
                                 ---------------------------------------------------------    -------------------------
                                                 Percent of
                                                   Total
                                 Number of        Options
                                 Securities      Granted to
                                 Underlying     Employees in    Exercise or
                                  Options          Fiscal       Base Price      Expiration
Name                              Granted         Year(2)      ($/Share)(3)        Date            5%           10%
----                              -------         -------      -----------         ----            --           ---
Steven D. Whiteman                   --

Michael A. Wolf                      --

Kevin M. Hickey                      --

Colin J. Reardon                     --

Catherine R. Hardwick            15,000(1)         3.36%         $ 11.0625      4/11/2002     $ 56,434.62   $128,030.90

(1) The options granted are incentive stock options issued under the Company's 1994 Equity Incentive Plan. Twenty-five percent of these options become exercisable on April 11, 1997 and cumulatively thereafter, 6.25% of the shares shall become exercisable at the end of each three-month period.

(2) Based on an aggregate of 446,800 shares subject to options granted to employees in the fiscal year ended June 30, 1996.

(3) The exercise price per share under each option was equal to the fair market value of the Common Stock on the date of grant.

(4) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date and are not presented to forecast possible future appreciation, if any, in the price of the Common Stock. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the options or the sale of the underlying shares. The actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the optionee's continued employment through applicable vesting periods and the date on which the options are exercised.

                                             Aggregated Option Exercises in Fiscal 1996
                                                  and Fiscal Year-End Option Values

                                 Shares                           Number of Securities            Value of Unexercised
                              Acquired on        Value           Underlying Unexercised           In-the-Money Options
Name                            Exercise      Realized(1)    Options at Fiscal Year End (#)    At Fiscal Year End ($)(2)
----                            --------      -----------    ------------------------------    -------------------------
                                                                Exercisable/Unexercisable      Exercisable/Unexercisable
Steven D. Whiteman                 --              --                 40,627/89,373           $1,150,251.94/$2,530,373.06

Michael A. Wolf                  8,534         62,724.90              31,252/68,748            $884,822.25/$1,946,427.75

Kevin M. Hickey                  44,000        424,400.00            49,253/120,081           $1,459,729.19/$3,566,975.44

Colin J. Reardon                 25,332        263,325.00            13,004/108,332            $368,177.00/$3,100,483.50

Catherine R. Hardwick              --              --                 2,000/23,000               $56,625.00/$545,250.00

(1) The "Value Realized" reflects the appreciation on the date of exercise, based on the excess of the fair market value of the shares on the date of exercise over the exercise price. These amounts do not necessarily reflect cash realized upon the sale of those shares, as an executive officer may keep the shares exercised, or sell them at a different time and price.

(2) The "Value" set forth in this column is based on the difference between the fair market value at June 30, 1996 ($32.3125 per share as quoted on The Nasdaq Stock Market and as adjusted for the Company's subsequent two-for-one stock split), and the option exercise price, multiplied by the number of shares underlying the option

Employment Agreements

         Mr. Colin Reardon was employed by the Company effective August 1, 1994. At that time, the Company entered into an employment agreement with Mr. Reardon which sets forth the basic terms of his employment, including salary, working hours and holidays, vacation and sick time and a car allowance. In addition, the agreement provides that it is terminable by either party upon six months written notice and that the Company may pay Mr. Reardon his salary and contractual benefits for the six month period in lieu of notice.

         Mr. Hickey has an agreement with the Company that in the event of his termination, without cause, the Company will continue to pay his base salary and health benefits for a period of six months after the termination.

         Pursuant to the terms of various purchase agreements between the Company and each of the executive officers relating to stock options and restricted stock, the Company has agreed to accelerate the vesting of options, or waive its right of repurchase, in the case of restricted stock, in the event of a change of control of the Company (as defined in the applicable agreement). Restricted stock agreements and stock options granted under the 1986 Stock Option Plan provide that one-half of the shares subject to the agreement would automatically vest if the executive officer's employment is terminated or if he suffers a material reduction in his level of responsibility and authority within six months after a change of control of the Company. The 1994 Equity Incentive Plan provides that all outstanding options and other awards granted thereunder vest automatically upon a change in control.


                      Report of the Compensation Committee

         The Compensation Committee of the Board (the "Committee") is made up of three non-management directors. Working with the chief executive officer, the Committee is responsible for developing and implementing compensation policies and programs for the executive officers of the Company.

Compensation Philosophy and Objectives

         The guiding principle behind the Committee's compensation programs is to align compensation of executive officers of the Company with the Company's business objectives, desired corporate performance, Company values and stockholder interests. Supporting this philosophy, the objectives of the compensation program are to:

- provide rewards that are closely linked to Company and individual performance;

- provide incentives to achieve long-term corporate goals and enhance stockholder value; and

- ensure that executive compensation is at levels which enable the Company to attract and retain the highly qualified and productive people critical to the long-term success of the Company.

The key elements of the Company's executive compensation program include a base salary and certain employee benefits, short term performance incentives and long-term equity incentives.

Base Salaries and Employee Benefits

         Base salaries for executive officers are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the individual and the competitive marketplace for executive talent. Annual salary adjustments, if any, are determined by evaluating the performance of each executive officer. Individual performance reviews take into account such factors as achievement of the Company's strategic plan, additional responsibilities and attainment of specific individual objectives.

         Certain employee benefits are also provided to executive officers, including life and health insurance, long-term disability insurance and the right to participate in the Company's 401(k) plan and the Employee Stock Purchase Plan.


Short Term Performance Incentives

         Revenue Commissions. A key component of compensation for executive officers responsible for the sales of products and services of the Company is payment of commissions. Commissions are set at a percentage of revenue derived from the officer's territorial area of responsibility. Both the Senior Vice President, Americas Operations and the Vice President, International Operations have compensation plans in which they are assigned revenue quotas that support the Company's objectives and which provide a set percentage as a commission for revenue received from the license of products and the provision of professional services within their respective territories. The commission rate increases for revenue generated over the assigned quotas. As a result, a significant portion of the compensation of the executive officers who are directly responsible for sales of the Company's products and services is dependent on achieving specified revenue goals.

         Executive Bonus Plan. All of the executive officers participated in the VIASOFT Executive Bonus Plan for fiscal year 1996 (the "Bonus Plan"). The Bonus Plan is designed to reward all executive officers for the Company's financial performance above certain set targets. The Committee set annual "Income Before Taxes" goals and annual target bonuses for each executive officer, based primarily on the degree of responsibility of the officer for the overall achievement of the Company's pre-tax income goals, taking into consideration other incentive compensation. If the Company achieved at least 85% but no more than 95% of the annual goal, one-half of the target bonus would have been paid. If the Company achieved over 95% of the annual goal, target bonuses were based on the percent of the goal achieved, with additional incentives if income before taxes surpassed the annual goal by ten percent or more. The Compensation Committee designed the Bonus Plan to pay bonuses only for performance substantially over actual performance for the previous fiscal year. For example, performance at 85% of the annual goal constituted an increase of approximately 25% over the prior fiscal year's actual Income Before Taxes. The annual bonus potential for the Senior Vice President, Americas Operations and Vice President, International Operations were substantially lower than the other executive officers in light of the commission compensation and quarterly bonuses available for successful performance. For fiscal 1996, the Company achieved its annual Income Before Taxes goal, resulting in annual bonuses paid under the Bonus Plan totaling $124,282. These annual bonuses for executive officers ranged from $6,000 to $64,000. See "Executive Compensation - Summary Compensation Table."

         In addition to annual goals and target bonuses, the Committee also set quarterly goals and target bonuses. Similar to the annual target bonuses, the quarterly target bonuses are based primarily on the degree of responsibility of the officer for the overall achievement of the quarterly goals, taking into consideration other incentive compensation. For all executive officers other than the Senior Vice President, Americas Operations and the Vice President, International Operations, the Committee set a quarterly "Income Before Taxes" goal. If the Company did not achieve the set quarterly pre-tax income goal, no target bonus would have been paid for that quarter, and the target bonus would not be recoverable in subsequent quarters. The quarterly Income Before Taxes goals were met in all quarters in fiscal 1996 except for the third quarter. As a result, quarterly bonuses paid under the Bonus Plan totaled an aggregate of $16,750 per quarter for each of the first two quarters, representing bonuses paid to four officers, and no bonuses were paid for the third quarter. Although the quarterly Income Before Taxes goal was met in the fourth quarter, those officers subject to the quarterly pre-tax income bonus plan were not satisfied with certain operational aspects of the Company's performance in the fourth quarter, and as a result voluntarily agreed to receive one-half of the scheduled bonus for a total of $6,625, representing bonuses paid to three officers.

         Profit Bonuses. In addition to revenue commissions, the Senior Vice President, Americas Operations and the Vice President, International Operations were also paid quarterly bonuses based on the achievement of budgeted profit objectives for their respective departments. For these officers, the Committee set quarterly "Operations Profitability" goals. If such officer's respective department did not achieve at least 75% of the set quarterly profitability goal, no target bonus would have been paid for that quarter, and the target bonus would not be recoverable in subsequent quarters. If the officer's respective department achieved at least 75% but no more than 90% of the quarterly profitability goal, one-half of the target bonus would have been paid. If the officer's respective department achieved over 90% of the quarterly profitability goal, target bonuses were based on the percent of the goal achieved, with additional incentives if the officer's respective department surpassed the quarterly profitability goal by fifteen percent or more. This profitability component was designed to provide significant incentives for the participants to achieve performance at or above the Operations Profitability goals. Both officers achieved more than 75% of the quarterly Operations Profitability goals in all quarters in fiscal 1996, except that the Vice President, International Operations, did not achieve 75% of his quarterly profitability goal for the fourth quarter. As a result, quarterly bonuses paid under the Bonus Plan to these officers totaled on average $13,549 for the first three quarters, and totaled $8,794 for the fourth quarter.

Long Term Equity Incentives

         Long-term incentive compensation, in the form of stock options or restricted stock, vesting over a period of years, allows the executive officers to share in any appreciation in value of the Company's Common Stock and directly aligns the officers' interests with those of its stockholders. This strategy encourages creation of stockholder value over the long term because the full benefit of the compensation cannot be realized unless stock price appreciation occurs over several years. The Committee frequently awards stock options to employees appointed as officers of the Company, either upon employment or upon appointment as an officer. Ms. Hardwick, General Counsel and Secretary, received additional options shortly after being appointed an officer and Mr. Valente, Vice President of Marketing, joined the Company in April 1996 and was awarded stock options upon his employment. Additional grants of options are made at various times, taking into consideration the existing levels of stock ownership, previous grants of stock options, job responsibilities and individual performance.


Compensation of the Chief Executive Officer

         The compensation for the Company's President and Chief Executive Officer, Steven D. Whiteman, was determined based on the same policies and criteria as the compensation of the other executive officers, as discussed above. During fiscal 1996, Mr. Whiteman's compensation included a base salary and cash bonuses. Mr. Whiteman's salary was set at $186,000, an increase of $11,000, or approximately 6.3% from the prior fiscal year. This increase was due to the Committee's subjective evaluation of Mr. Whiteman's performance and his increased responsibilities as the President and Chief Executive Officer of a public company. A significant portion of Mr. Whiteman's total compensation was in the form of cash bonuses under the Executive Bonus Plan, which tied his compensation to the achievement of financial performance objectives; specifically, budgeted pre-tax income goals. Mr. Whiteman's performance bonuses under the Executive Bonus Plan during fiscal 1996 totaled $81,500, or approximately 31% of his total cash compensation. The Committee determined that this mix of compensation properly rewards and provides incentives to Mr. Whiteman for his overall responsibility for the performance of the Company.


Tax Considerations

         In August 1993, as part of the Omnibus Budget Reconciliation act of 1993, new Section 162(m) of the Internal Revenue Code was enacted, which provides for an annual one million dollar limitation on the deduction that an employer may claim for compensation of certain executives. New Section 162(m) of the Code provides exceptions to the deduction limitation, and it is the intent of the Committee, in the future, to qualify for such exceptions, when needed, to the extent feasible and in the best interests of the Company.


      This report is submitted by the members of the Compensation Committee

Robert C. Kagle           John J. Barry III, Chair           Arthur C. Patterson

                            Section 16(a) Compliance

         In accordance with Section 16(a) of the Securities Exchange Act of 1934 and the regulations of the Securities and Exchange Commission, the Company's directors, executive officers and certain other 10% stockholders are required to file reports of ownership and changes in ownership with the SEC and The Nasdaq Stock Market and to furnish the Company with copies of all such reports they file.

         Based solely on its review of the copies of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that during fiscal 1996 all filings required under Section 16(a) applicable to its directors, executive officers and 10% stockholders were satisfied, except for one late Form 3 report filed by the Trust for Benefit of Steven D. and Beverly C. Whiteman (Mr. Whiteman is the President and CEO of the Company) and one late Form 4 filing by Robert C. Kagle (reporting the distribution of shares held by six affiliated limited partnerships and his related acquisitions as a result of those distributions). The Company believes that Alvin E. Holland, Jr., the former Chief Financial Officer, Vice President, Finance & Administration and Treasurer of the Company, was subject to such filing requirements with respect to a purchase and subsequent sale of certain securities but the Company did not receive copies of any such reports, if filed.


                              Certain Transactions

         Mr. Whiteman, the Company's President and Chief Executive Officer, purchased an aggregate of 380,000 shares of Common Stock pursuant to four restricted stock agreements between December 1991 and January 1994, at prices ranging from $0.3750 per share to $0.75 per share, the fair market value of such shares at the time of purchase as determined by the Board of Directors. Under the agreements, the Company has the right to repurchase the shares upon termination of Mr. Whiteman's employment and certain other events. The Company's repurchase rights expire as to an equal portion of the shares subject to each agreement annually, over periods of four to five years. Mr. Whiteman is indebted to the Company pursuant to four promissory notes executed in connection with such Common Stock purchases. The notes are full recourse obligations and bear interest at rates ranging from 5.00% to 7.25%. As of August 30, 1996, Mr. Whiteman had reduced his indebtedness to the Company from an aggregate total of $190,024 principal and interest on all four notes to an aggregate total of $69,341.


                         Company Stock Performance Graph

         The Company Stock Performance Graph below compares the cumulative total stockholder return on the Common Stock of the Company, on a quarterly basis, from March 1, 1995 (the date of its initial public offering) to June 30, 1996 (the last day of the Company's most recent fiscal year) with the cumulative total return on The Nasdaq Stock Market for United States companies ("Nasdaq Stock Market Index") and the Nasdaq Computer and Data Processing Stocks ("Nasdaq
                                       23

Computer Index") over the same period. This graph assumes a $100 investment at March 1, 1995 in the Company's Common Stock and in each of the indexes and reinvestment of all dividends, if any.

         The graph displayed below is presented in accordance with Securities and Exchange Commission requirements. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. This graph is not intended to reflect the Company's forecast of future financial performance.

                                        Performance Graph
                  3/1/95   3/31/95  6/30/95  9/29/95  12/29/95  3/29/96  6/28/96
VIASOFT              100       108      164      163       148      352      805
NASDAQ U.S.          100       103      118      132       134      140      152
NASDAQ COMP. & DP    100       106      126      138       144      151      168

                              Stockholder Proposals

         Stockholders may submit proposals to be considered for stockholder action at the 1997 Annual Meeting of Stockholders if they do so in accordance with the appropriate regulations of the Securities and Exchange Commission. For such proposals to be considered for inclusion in the Proxy Statement and form of proxy for the 1997 Annual Meeting of Stockholders, proposals must be received by the Company no later than June 3, 1997. Such proposals should be directed to VIASOFT, Inc., 3033 North 44th Street, Phoenix, Arizona 85018 to the attention of the Secretary. The Company received no such proposals for the 1996 Annual Meeting of Stockholders.

         If a stockholder desires to bring proper business before an annual meeting of stockholders which is not the subject of a proposal timely submitted for inclusion in the proxy statement as described above, the stockholder must follow procedures outlined in the Company's Bylaws. Pursuant to the Company's Bylaws, a stockholder may propose business to be considered at an annual meeting of the Stockholders, provided that the stockholder (a) is a stockholder of record at the time of giving notice to the Company of the proposal and is entitled to vote at the annual meeting of stockholders where the proposal will be considered, and (b) complies with the notice procedures of Article III of the Bylaws. That section provides that the proposing stockholder must deliver written notice of the proposal to the Company's Secretary not earlier than the 90th day nor later than the 60th day prior to the first anniversary of the preceding year's annual meeting. The deadline for a stockholder to deliver notice of a proposal for consideration at the 1996 Annual Meeting of Stockholders was September 16, 1996. The required notice must contain certain information, including information about the stockholder, as prescribed by the Bylaws. The Company did not receive any notices from stockholders for business to be conducted at the Meeting.

         The Bylaws also provide procedures for stockholders to nominate directors for election at an annual meeting of stockholders. These procedures were previously discussed in this Proxy Statement. See "Board of Directors Meetings and Committees."

                                 Other Business

         The Board of Directors knows of no matter other than those described in this Proxy Statement that will be presented for consideration at the Meeting. However, should any other matters properly come before the Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment in the interest of the Company.


                             Additional Information

         The Company's Annual Report to Stockholders for the fiscal year ended June 30, 1996, which includes consolidated financial statements of the Company, accompanies this Proxy Statement. The Annual Report is not to be deemed part of this Proxy Statement.

         A COPY OF THE COMPANY'S FORM 10-K ANNUAL REPORT REQUIRED TO BE FILED WITH THE SEC, INCLUDING FINANCIAL STATEMENTS BUT NOT INCLUDING EXHIBITS, WILL BE FURNISHED AT NO CHARGE TO EACH PERSON TO WHOM A PROXY STATEMENT IS DELIVERED UPON RECEIPT OF A WRITTEN REQUEST OF SUCH PERSON ADDRESSED TO VIASOFT, INC., 3033 NORTH 44TH STREET, PHOENIX, ARIZONA 85018 TO THE ATTENTION OF THE SECRETARY.


                                            By Order of the Board of Directors


                                            Catherine R. Hardwick
                                            General Counsel and Secretary











The Board of Directors hopes that Stockholders will attend the Annual Meeting. Regardless of whether you plan to attend, please complete, date, sign and return the enclosed Proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the Annual Meeting and your cooperation will be appreciated.

                                   APPENDIX A

                            Stockholder's Proxy Card
         1996 Annual Meeting of Stockholders - Friday, November 15, 1996

The undersigned hereby appoints Steven D. Whiteman, Michael A. Wolf and Catherine R. Hardwick, and each of them, as proxies to attend the 1996 Annual Meeting of Stockholders of the Company to be held on Friday, November 15, 1996 at 10:00 a.m., mountain standard time, in Phoenix, Arizona and any adjournment thereof and vote shares of Common Stock held by the undersigned as indicated on the reverse side of this card; for the election of Directors, approval of an additional 400,000 shares for issuance under the VIASOFT, Inc., Employee Stock Purchase Plan, ratification of the Company's selection of independent auditors and upon such other matters as may properly come before the meeting.

This Proxy is solicited by the Board of Directors of VIASOFT, Inc. pursuant to a separate Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged. This card should be mailed in the enclosed envelope in time to reach the Company's proxy tabulator, Harris Trust and Savings Bank, 311 West Monroe Street, 11th Floor, Chicago, IL 60606, by 9:00 a.m., mountain standard time, on Friday, November 15, 1996.

ELECTION OF DIRECTORS
Nominees: John J. Barry III,  A. LeRoy  Ellison,  Robert C.  Kagle, Alexander S.
          Kuli, J. David Parrish, Arthur C. Patterson, Steven D. Whiteman, Michael A. Wolf

FOR*      WITHHELD          *Except:  ______________________________________
                                      ______________________________________

APPROVE   AN   ADDITIONAL   400,000  SHARES  FOR  ISSUANCE  UNDER  THE  VIASOFT,
         INC., EMPLOYEE STOCK PURCHASE PLAN
FOR      AGAINST           ABSTAIN

RATIFY   SELECTION   OF   ARTHUR   ANDERSEN    LLP   AS   INDEPENDENT   AUDITORS
FOR      AGAINST           ABSTAIN

The Board of Directors recommends a vote FOR the above actions, which are proposed by the Board (as described in the accompanying Proxy Statement). If you sign and return this card without marking, the proxy card will be treated as being FOR each item.

                                   Dated:_______________________, 1996

                                   Signature(s)_______________________
                                   ___________________________________
                                   Please sign here exactly as your name(s) appear on this proxy card. Give title if you sign as trustee, corporate officer, executor, administrator or guardian.

                                   APPENDIX B
              -----------------------------------------------------


                                  AMENDMENT TO
                                  VIASOFT, INC.
                          EMPLOYEE STOCK PURCHASE PLAN


      (Effective as of November 15, 1996, subject to stockholder approval)
      --------------------------------------------------------------------

         The following constitutes an amendment to the VIASOFT, Inc. Employee Stock Purchase Plan (the "Plan"):

         The number of shares available for issuance under the Plan shall be increased by 400,000 shares. The total number of shares which may be issued under the Plan shall not exceed 800,000 shares (subject to adustment as provided for in the Plan).

                         ---------------------------------

                                  VIASOFT, INC.

                          EMPLOYEE STOCK PURCHASE PLAN

                          (As amended January 30, 1995)

                        ---------------------------------


         The following constitute the provisions of the VIASOFT, Inc. Employee Stock Purchase Plan.

         1. Purpose. The VIASOFT, Inc. Employee Stock Purchase Plan (the "Plan") is intended to provide Eligible Employees of the Company and one or more of its Affiliates with the opportunity to acquire an equity interest in the Company through periodic payroll deductions. The Plan is designed to qualify as an employee stock purchase plan under Code Section 423.

         2. Definitions. For purposes of the Plan, the following terms shall have the meanings indicated:

                  (a) "Affiliate" shall mean any company which is a parent or subsidiary corporation of the Company (as determined in accordance with Code
Section 424), including any parent or subsidiary corporation which becomes such after the Effective Time.

                  (b) "Base Salary" shall mean the regular W-2 earnings paid to a Participant by one or more Participating Companies, including all overtime payments, bonuses, commissions, profit sharing distributions and other incentive-type payments, plus any pre-tax contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Company or any Corporate Affiliate.

                  (c)      "Board" shall mean the Company's Board of Directors.

                  (d) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                  (e) "Company" shall mean VIASOFT, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of VIASOFT, Inc. which shall by appropriate action adopt the Plan.

                  (f) "Commencement Date" shall mean the first day of an Offering Period.

                  (g) "Common Stock" shall mean shares of the Company's common stock.

                  (h) "Effective Time" shall mean the time at which the underwriting agreement for the initial public offering of the Common Stock is executed and finally priced. The initial Offering Period shall start at the time of such execution and pricing of the underwriting agreement. However, for any Affiliate which becomes a Participating Company in the Plan after the Effective Time, a subsequent Effective Time shall be designated by the Board with respect to participation by its Eligible Employees.

                  (i) "Eligible Employee" shall mean any individual who is an employee of the Company for purposes of tax withholding under Section 3401 of the Code whose customary employment with the Company or any Participating Company is at least twenty (20) hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the 91st day of such leave.

                  (j) "Entry Date" shall mean the date established pursuant to Section 5(a) by an Eligible Employee first electing to participate in the Plan for the Offering Period in effect under the Plan. The earliest Entry Date under the Plan shall be the date of the Effective Time.

                  (k) "Offering Period" shall mean the periods during which Options are granted and exercisable under the Plan as defined in Section 4.

                  (l) "Option" shall mean an option to purchase Common Stock granted to a Participant under the Plan.

                  (m) "Participant" shall mean any Eligible Employee of a Participating Company who is participating in the Plan.

                  (n) "Participating Company" shall mean the Company and such Affiliate or Affiliates as may be designated from time to time by the Board.

                  (o) "Semi-Annual Entry Date(s)" shall mean the first business day of May and the first business day of November during each calendar year within an Offering Period in effect under the Plan. The earliest Semi-Annual Entry Date under the Plan shall be November 1, 1995.

                  (p) "Semi-Annual Period of Participation" shall mean each semi-annual period for which the Participant actually participates in an Offering Period in effect under the Plan. There shall be a maximum of four (4) semi-annual periods of participation within each Offering Period. Except as otherwise designated by the Committee, the first such semi-annual period (which may actually be less than or in excess of six (6) months for the initial Offering Period) shall be measured from the Commencement Date of the Offering Period until the last business day in the following October; the next such semi-annual period shall then be measured from the first business day in November to the last business day in the following April, the third semi-annual period shall then begin on the first business day in May, and end on the last business day in the following October; and the final semi-annual period within the Offering Period shall begin on the first business day of the next November and end on the last business day of the following April.

                  (q) "Semi-Annual Exercise Date(s)" shall mean the last business day of April and October each year on which Options to purchase shares of Common Stock are automatically exercised for Participants under the Plan.

         3. Administration. The Plan shall be administered by a committee (the "Committee") comprised of two or more non-employee Board members appointed from time to time by the Board. The Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan, including such as it may deem advisable to comply with applicable law. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Decisions of the Committee shall be final and binding on all parties who have an interest in the Plan.

         4.  Offering Periods.

                   (a) The Plan shall be implemented in a series of successive Offering Periods, each to be of a duration of twenty-seven (27) months or less as designated by the Committee prior to the Commencement Date. However, the initial Offering Period will begin upon the Effective Time and will end on the last business day in April 1997. The next Offering Period shall commence on the first business day in May 1997, and subsequent Offering Periods shall commence as designated by the Committee.

                  (b) The Committee shall establish a series of successive Offering Periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been issued or (ii) the Plan shall have been sooner terminated in accordance with Sections 9 or 10(b). Under no circumstances shall any Options granted under the Plan be exercised, nor shall any shares of Common Stock be issued hereunder, until such time as (i) the Plan shall have been approved by the Company's stockholders and (ii) the Company shall have complied with all applicable requirements of the Securities Act of 1933 (as amended), all applicable listing requirements of any securities exchange on which shares of the Common Stock are listed and all other applicable statutory and regulatory requirements.

                  (c) Each Participant shall be granted a separate Option for each Offering Period in which he/she participates. The Option shall be granted on the Entry Date on which such individual first joins the Offering Period in effect under the Plan and shall be automatically exercised in successive semi-annual installments on the Semi-Annual Exercise Date in each year.

                  (d) Subject to the limitations set forth in the Plan, including without limitation Sections 7(c) and 8 herein, the acquisition of Common Stock through participation in the Plan for any Offering Period shall neither limit nor require the acquisition of Common Stock by the Participant in any subsequent Offering Period.

         5.       Eligibility and Participation.

                  (a)      Each   Eligible   Employee   shall  be   eligible  to
participate in the Plan in accordance with the following provisions:

                           (i) An individual who is an Eligible Employee on the Commencement Date of the Offering Period may participate in the Plan for such Offering Period on such Commencement Date, which shall be such Participant's Entry Date, provided he/she enrolls in the Offering Period on or before such date in accordance with the Plan. Should such Eligible Employee not so enroll prior to the Commencement Date, then he/she may not subsequently join that particular Offering Period on any later date.

                           (ii) An individual who is not an Eligible Employee on the Commencement Date of an Offering Period may subsequently enter that Offering Period on the first Semi-Annual Entry Date on which he/she is an Eligible Employee, which shall be such Participant's Entry Date, provided he/she enrolls in the Offering Period on or before such date in accordance with the Plan. Should such Eligible Employee not so enroll prior to such Semi-Annual Entry Date, then he/she may not subsequently join that particular Offering Period on any later date.

                  (b) To elect to participate for a particular Offering Period, the Eligible Employee must complete the enrollment forms prescribed by the Committee (including the purchase agreement and payroll deduction authorization) and file such forms with the Company on or before his/her scheduled Entry Date. Once properly made, an Eligible Employee's election to participate shall be automatically renewed for each subsequent Offering Period, subject to any termination or withdrawal as provided in Section 7(e).

                  (c) The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock under the Plan may be any multiple of one percent (1%) of the Base Salary paid to the Participant during each Semi-Annual Period of Participation within the Offering Period, up to a maximum of ten percent (10%) of such Base Salary. The deduction rate so authorized shall continue in effect for the remainder of the Offering Period and each subsequent Offering Period, except to the extent such rate is changed in accordance with the following guidelines:

                           (i) The Participant may, at any time during the Semi-Annual Period of Participation, reduce his/her rate of payroll deduction. Such reduction shall become effective as soon as possible after filing of the requisite reduction form with the Committee (or its designee), but the Participant may not effect more than one such reduction during the same Semi-Annual Period of Participation.

                           (ii) The Participant may, prior to the commencement of any new Semi-Annual Period of Participation within the Offering Period or any new Offering Period, increase or decrease the rate of his/her payroll deduction by filing the appropriate form with the Committee (or its designee). The new rate (which shall not exceed the ten percent maximum) shall become effective as of the first date of the first Semi-Annual Period of Participation following the filing of such form.

         Payroll deductions will automatically cease upon the termination of the Participant's Option in accordance with the applicable provisions of Section 7 below.

                  (d) In no event may any Participant's payroll deductions for any one Semi-Annual Period of Participation exceed Seven Thousand Five Hundred Dollars ($7,500.00).

                  (e) At the time the Option is exercised, in whole or in part, or at the time some or all of the Company's Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for the Company's federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the Option or the disposition of the Common Stock. At any time, the Company may, but will not be obligated to, withhold from the Participant's Base Salary the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the employee.

         6.       Stock Subject to Plan.

                  (a) The Common Stock purchasable by Participants under the Plan shall, solely in the discretion of the Committee, be made available from either authorized but unissued shares of Common Stock or from shares of Common Stock reacquired by the Company, including shares of Common Stock purchased on the open market. The total number of shares which may be issued under the Plan shall not exceed 200,000 shares (subject to adjustment as provided herein).

                  (b) In the event any change is made to the Company's outstanding Common Stock by reason of any stock dividend, stock split, combination of shares or other change affecting such outstanding Common Stock as a class without receipt of consideration, then appropriate adjustments shall be made by the Committee to (i) the class and maximum number of shares issuable over the term of the Plan, (ii) the class and maximum number of shares purchasable per Participant during each Semi-Annual Period of Participation,
(iii) the class and maximum number of shares purchasable in the aggregate by all Participants on any one purchase date under the Plan and (iv) the class and number of shares and the price per share of the Common Stock subject to each Option at the time outstanding under the Plan. Such adjustments shall be designed to preclude the dilution or enlargement of rights and benefits under the Plan.

         7. Terms of Options. An Eligible Employee who participates in the Plan for a particular Offering Period shall have an Option to purchase shares of Common Stock, in a series of successive semi-annual installments during such Offering Period, upon the terms and conditions set forth below and shall execute a purchase agreement embodying such terms and conditions and such other provisions (not inconsistent with the Plan) as the Committee may deem advisable.

                  (a) Exercise Price. Options to purchase Common Stock shall be automatically exercised at the end of each Semi-Annual Period of Participation at a purchase price equal to eighty-five percent (85%) of the lower of (i) the fair market value per share on the Participant's Entry Date into the Offering Period or (ii) the fair market value per share on the Semi-Annual Exercise Date on which such Semi-Annual Period of Participation ends. However, for each Participant whose Entry Date is other than the Commencement Date of the Offering Period in effect under the Plan, the clause
(i) amount shall in no event be less than the fair market value of the Common Stock on the Commencement Date of such Offering Period.

                  (b) Valuation. For purposes of determining the fair market value per share of Common Stock on any relevant date, the following procedures shall be in effect:

                           (i) For the Effective Time at which the initial Offering Period under the Plan commences, such fair market value shall be the price per share at which the Common Stock is sold under the underwriting agreement in connection with the initial public offering of the Common Stock.

                           (ii) For any subsequent date under the Plan on which the Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934, then the fair market value shall be the closing selling price on that date, as officially quoted on the principal exchange on which the Common Stock is then traded, or if not so traded, the closing selling price on that date on the NASDAQ
         National Market System. If there is no quoted selling price for such date, then the closing selling price on the next preceding day for which there does exist such a quotation shall be determinative of fair market value.

                           (iii) If the Common Stock is not then traded on an exchange or on the NASDAQ National Market System, then the fair market value of the Common Stock on such date shall be determined by the Committee, after taking into account such factors as the Committee deems appropriate.

                  (c) Number of Purchasable Shares. The number of shares purchasable per Participant for each Semi-Annual Period of Participation shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during such Semi-Annual Period of Participation by the purchase price in effect for the Semi-Annual Exercise Date on which such Semi-Annual Period of Participation ends. However, no Participant may, during any one Semi-Annual Purchase Period, purchase more than 1,000 shares of Common Stock, subject to periodic adjustment under Section 6(b).

         Under no circumstances shall an Option be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Affiliates.

                  (d) Payroll Deductions. Payment for the Common Stock purchased under the Plan shall be effected by means of the Participant's authorized payroll deductions. Such deductions shall begin on the first payday coincident with or immediately following the Participant's Entry Date into the Offering Period and shall (unless sooner terminated by the Participant) continue through the payday ending with or immediately prior to the last day of the Offering Period. The amounts so collected shall be credited to the Participant's book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account, except where otherwise required by local law. The amounts collected from a Participant may be commingled with the general assets of the Company and may be used for general corporate purposes, except where otherwise required by local law.

                  (e) Termination of Option. The following provisions shall govern the termination of outstanding Options:

                           (i) A Participant may, at any time prior to the last five (5) business days of a Semi-Annual Period of Participation, terminate his/her outstanding Option under the Plan by filing the prescribed notification form with the Committee (or its designate). No further payroll deductions shall be collected from the Participant with respect to the terminated Option, and any payroll deductions collected for the Semi-Annual Period of Participation in which such termination occurs shall be promptly refunded.

                           (ii) The termination of such Option shall be irrevocable, and the Participant may not subsequently rejoin the Offering Period for which such terminated Option was granted. In order to resume participation in any subsequent Offering Period, such individual must re-enroll in the Plan (by making a timely filing of a new purchase agreement and payroll deduction authorization) on or before the date he/she is first eligible to join the new Offering Period.

                           (iii) If the Participant ceases to remain an Eligible Employee for any reason including without limitation death or disability, while his/her Option remains outstanding, then all of the Participant's payroll deductions shall be promptly refunded, without interest, to the Participant or, in the case of his or her death, as provided in Section 7(i).

         In no event may any payroll deductions be made on the Participant's behalf following his/her cessation of Eligible Employee status.

                  (f) Exercise. Options to purchase shares of Common Stock under the Plan shall automatically be exercised on behalf of each Participant (other than Participants whose payroll deductions have previously been refunded in accordance with the Plan) on each Semi-Annual Exercise Date. The purchase shall be effected by applying each Participant's payroll deductions for the Semi-Annual Period of Participation ending on such Semi-Annual Exercise Date (together with any carryover deductions from the preceding Semi-Annual Period of Participation) to the purchase of whole shares of Common stock (subject to the limitation on the maximum number of purchasable shares set forth herein) at the purchase price in effect for such Semi-Annual Period of Participation. Any payroll deductions not applied to such purchase because they are not sufficient to purchase a whole share shall be held for the purchase of Common Stock in the next Semi-Annual Period of Participation. However, any payroll deductions not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable by the Participant for that Semi-Annual Period of Participation shall be promptly refunded to the Participant.

                  (g) Proration of Purchase Rights. Not more than 100,000 shares of Common stock, subject to periodic adjustment under Section 6(b), may be purchased in the aggregate by all Participants on any one Semi-Annual Exercise Date under the Plan. Should the total number of shares of Common Stock which are to be purchased pursuant to outstanding purchase rights on any particular date exceed either (i) the maximum limitation on the number of shares purchasable in the aggregate on such date or (ii) the number of shares then available for issuance under the Plan, the Committee shall make a pro rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro rated to such individual, shall be promptly refunded to such Participant.

                  (h) Rights as Stockholder. A Participant shall have no stockholder rights with respect to the shares subject to his/her outstanding Option until the shares are actually purchased on the Participant's behalf in accordance with the applicable provisions of the Plan. No adjustments shall be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

         A Participant shall be entitled to receive, as soon as practicable after each Semi-Annual Exercise Date, a stock certificate for the number of shares purchased on the Participant's behalf. Such certificate may, upon the Participant's request, be issued in the names of the Participant and his/her spouse as community property or as joint tenants with right of survivorship.

                  (i)      Designation of Beneficiary.

                           (i) A Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant's account under the Plan in the event of such Participant's death subsequent to a Semi-Annual Exercise Date on which the Option is exercised but prior to delivery to such Participant of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant's account under the Plan in the event of such Participant's death prior to exercise of the Option.

                           (ii) Such designation of beneficiary may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

                  (j) Transferability. Neither payroll deductions credited to a Participant's account nor any rights with regard to the exercise of an Option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution, or as provided in Section 7(i) hereof) by the Participant, and during the Participant's lifetime the Option shall be exercisable only by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to terminate participation in an Offering Period in accordance with Section 7(e).

                  (k) Change in Ownership; Dissolution. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each Option under the Plan shall be assumed or an equivalent Option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Semi-Annual Exercise Date (the "New Exercise Date"). If the Committee shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify each participant in writing, at least thirty (30) days prior to the New Exercise Date, that the Semi-Annual Exercise Date for his/her Option has been changed to the New Exercise Date and that his/her Option will be exercised automatically on the New Exercise Date, unless prior to such date he/she has terminated his/her participation in the Offering Period as provided in Section 7(e). For purposes of this paragraph, an Option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 425(e) of the Code), the Committee may, with the consent of the successor corporation and the Participant, provide for the consideration to be received upon exercise of the Option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the sale of assets or merger.

         In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee.

         8.  Accrual Limitations.

                  (a) No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any Option outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other Option outstanding under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company or its Affiliates, would otherwise permit such Participant to purchase more than $25,000 worth of stock of the Company or any Affiliate (determined on the basis of the fair market value of such stock on the date or dates such rights are granted to the Participant) for each calendar year such rights are at any time outstanding.

                  (b) For purposes of applying such accrual limitations, the right to acquire Common Stock pursuant to each Option outstanding under the Plan shall accrue as follows:

                           (i) The right to acquire Common Stock under each such Option shall accrue in a series of successive semi-annual installments as and when the Option first becomes exercisable for each semi-annual installment on the last business day of each Semi-Annual Period of Participation for which the Option remains outstanding.

                           (ii) No right to acquire Common Stock under any outstanding Option shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire $25,000 worth of Common Stock (determined on the basis of the fair market value on the date or dates of grant) pursuant to one or more rights held by the Participant during such calendar year.

                           (iii) If by reason of such accrual limitations, any Option of a Participant does not accrue for a particular Semi-Annual Period of Participation, then the payroll deductions which the Participant made during the Semi-Annual Period of Participation with respect to such Option shall be promptly refunded.

                  (c) In the event there is any conflict between the provisions of this Section 8 and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Section 8 shall be controlling.

         9.       Amendment and Termination of Plan.

                  (a) The Board may alter, amend, suspend or discontinue the Plan following the close of any Semi-Annual Period of Participation. However, the Board may not, without the approval of the Company's stockholders:

                           (i) materially increase the number of shares issuable under the Plan or the maximum number of shares which may be purchased per Participant or in the aggregate during any one Semi-Annual Period of Participation under the Plan, except that the Committee shall have the authority, exercisable without such stockholder approval, to effect adjustments to the extent necessary to reflect changes in the Company's capital structure pursuant to the Plan;

                           (ii) alter the exercise price formula so as to reduce the exercise price payable for the shares issuable under the Plan; or

                           (iii) materially increase the benefits accruing to Participants under the Plan or materially modify the requirements for eligibility to participate in the Plan.

                  (b) The Company shall have the right, exercisable in the sole discretion of the Committee, to terminate all outstanding Options under the Plan immediately following the close of any Semi-Annual Period of Participation. Should the Company elect to exercise such right, then the Plan shall terminate in its entirety. No further Options shall thereafter be granted or exercised, and no further payroll deductions shall thereafter be collected, under the Plan.

         10.      General Provisions.

                  (a) The Plan shall become effective at the Effective Time, provided that no Options granted under the Plan shall be exercised, and no shares of Common Stock shall be issued hereunder, until (i) the Plan shall have been approved by the stockholders and (ii) the Company shall have complied with all applicable requirements of the Securities Act of 1933 (as amended), all applicable listing requirements of any securities exchange on which shares of the Common Stock are listed and all other applicable requirements established by law or regulation. In the event such stockholder approval is not obtained, or such Company compliance is not effected, within twelve (12) months after the date on which the Plan is adopted by the Board, the Plan shall terminate and have no further force or effect and all payroll deductions collected hereunder shall be refunded.

                  (b) Unless otherwise terminated as provided in Section 9, the Plan shall terminate upon the earlier of (i) December 31, 2003 or (ii) the date on which all shares available for issuance under the Plan shall have been issued pursuant to Options exercised under the Plan.

                  (c) All costs and expenses incurred in the administration of the Plan shall be paid by the Company.

                  (d) Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Board or the Committee, nor any provision of the Plan itself shall be construed so as to create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or to create in any employee or class of employees any right with respect to continuation of employment by the Company or any of its Affiliates, or to interfere in any way with the Company's or any Affiliate's right to terminate, or otherwise modify, an employee's employment at any time.

                  (e) The provisions of the Plan shall be governed by the laws of the State of Delaware without resort to that State's conflict-of-laws rules.

                  (f) The Committee may adopt rules or procedures relating to the operation and administration of the Plan in non-United States jurisdictions to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, conversion of local currency, withholding procedures and handling of stock certificates which vary with local requirements.